Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

CIBC PRIVATE LENDING STRATEGIES

AGREEMENT effective as of this [ ] day of [        ], 2025 (the “Effective Date”), by and between CIBC Private Lending Strategies, a Delaware statutory trust (the “Fund”), and CIBC Private Wealth Advisors, Inc., a Delaware corporation (the “Investment Manager”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor;

WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to the Fund and the Investment Manager is willing to render such services; and

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.       APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Investment Manager to act as Investment Manager to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.       DUTIES OF INVESTMENT MANAGER. The Fund employs the Investment Manager to furnish and manage a continuous investment program for the Fund. The Investment Manager will continuously review, supervise and administer the investment program of the Fund, to (i) determine in its discretion the securities to be purchased, held, sold or exchanged, (ii) provide the Fund with records concerning the Investment Manager’s activities which the Fund is required to maintain and (iii) render regular reports to the Fund’s officers and Trustees concerning the Investment Manager’s discharge of the foregoing responsibilities. The Investment Manager may hire (subject to the approval of the Fund’s Board of Trustees (“Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission (the “SEC”), or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement.

Without limiting the foregoing powers, the Investment Manager shall have all specific rights and power to do the following on behalf of the Fund:

(i)	acquire, hold, manage, vote, own and dispose of securities and any other assets held by the Fund;

(ii)	vote proxies, exercise rights, options, warrants, conversion privileges and repurchase privileges, and to tender securities pursuant to a tender offer;

(iii)	review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection with such investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents, including credit agreements, collateral agreements, security agreements, and other similar agreements;

(iv)	provide service on committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Fund (including on creditors’ committees), vote with respect to investments and other assets of the Fund (whether in person, by proxy, consent or otherwise), and sell short investments and cover such sales;

(v)	monitor, supervise and direct the investments of the Fund and dispose of them in such manner and at such times as the Investment Manager determines;

(vi)	initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the assets of the Fund, enforce the Fund’s rights or otherwise defend the interests of the Fund;

(vii)	cooperate with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, transfer agents, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors;

(viii)	employ techniques to hedge portfolio risk (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets);

(ix)	take whatever steps are required by governmental authorities having jurisdiction over the Fund or its assets; and

(x)	take such other actions as may be necessary or advisable in connection with the foregoing.

The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund’s prospectus and statement of additional information (as amended from time to time and together, the “Registration Statement”), with the Fund’s Agreement and Declaration of Trust and By- Laws, as the same may be amended from time to time, and with applicable laws and regulations. The Fund shall provide to the Investment Manager current copies of the governing documents of the Fund and the Fund’s Registration Statement, and all material amendments of or material supplements to each of the foregoing with reasonable notice prior to implementation.

The Investment Manager shall not be obligated to perform any service not described in this Agreement. The Investment Manager shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved or that the Investment Manager’s overall management of the Fund will be successful. The Fund understands that investment decisions made for the Fund by the Investment Manager are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be profitable.

3.        FUND TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Registration Statement, as the same may be amended, supplemented or restated from time to time, and resolutions of the Board. The Investment Manager will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request. In connection with the investment and reinvestment of the assets of the Fund, the Investment Manager is authorized to execute for the Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with brokers, dealers or futures commission merchants and other trading counterparties, including, but not limited to, ISDA agreements, and in connection with the rights and powers granted to the Investment Manager under Section 2 of this Agreement (and subject to the approval of the Board to the extent required by the 1940 Act, any specific provision of this Agreement, and/or the Fund’s policies and procedures) to do such other things necessary or incidental to the furtherance or conduct of the Fund’s purchases, sales or other transactions.

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Registration Statement.

On occasions when the Investment Manager deems the purchase or sale of an investment, security or futures contract or options thereon to be in the best interest of the Fund as well as other clients of the Investment Manager, the Investment Manager may, to the extent permitted by applicable law and regulations, aggregate the order to be sold or purchased. In such event, the Investment Manager will allocate investments, securities or futures contracts or options thereon so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Manager reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

4.       EXPENSES

(a)       The Investment Manager will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. In addition, with respect to the operation of the Fund, the Investment Manager shall be responsible for (i) the expenses of printing and distributing extra copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any 12b-1 Plan or pursuant to, or as a condition of, multiple-class exemptive relief obtained from the SEC; (ii) the reasonable costs of any special Board meeting or shareholder meeting specifically requested by, and convened for the primary benefit of, the Investment Manager or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Investment Manager, then the Investment Manager will be responsible for only its pro-rata share of such costs as determined in good faith by the Investment Manager and the Fund; and (iii) the costs of the Investment Manager’s in-person attendance at one Fund Board meeting each year, the date of such Board meeting to be agreed to by the Investment Manager and the Fund. Except as otherwise specifically stated herein, the Investment Manager shall not be responsible for any of the Fund’s expenses, including, but not limited to, brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments. For the avoidance of doubt, the Fund shall bear all fees and expenses incurred in connection with the organization of the Fund and the offering of the Fund’s shares and will reimburse Investment Manager for any such fees and expenses incurred by the Investment Manager on the Fund’s behalf, including fees and expenses in connection with seeking the SEC’s approval of any exemptive relief contemplated in connection with the establishment or operations of the Fund.

(b)       In addition, the Investment Manager shall not be responsible for any costs or reasonable out-of- pocket expenses directly arising out of the following investment related operations of the Fund: (i) reasonable research and due diligence expenses relating to the selection of investments (including expenses of news and quotation subscriptions, market or industry research, consultants or experts); (ii) reasonable legal, accounting, tax, third party consultant, and investment-related software and databases expenses incurred in relation to entering into, the reviewing, monitoring and or administration of the investments (including expenses of engaging third party valuation consultants and agents and expenses of loan administration with non-affiliates) including ; (iii) the Fund’s allocable share of out- of-pocket costs directly relating to transactions that are not consummated, including costs allocable to a co-investor’s proposed participation in the relevant investment or that would have been borne directly or indirectly by a co-investor if such co-investment had been completed (and only for co-investors who have no contractual expense reimbursement arrangement in place); (iv) other investment-related expenses, such as, brokerage commissions, finders’ fees, custody fees, interest, administrative, servicing and other similar fees and expenses, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments or any expenses relating to hedging, leverage or indebtedness of the Fund (including any interest thereon) including investment-related software and databases relating thereto; (v) reasonable litigation costs and expenses, judgments and settlements directly related to the preservation of the value of the investment; (vi) all taxes, fees or other governmental charges required to be paid or withheld with respect to assets of the Fund; (vii) reasonable expenses incurred by the Investment Manager in responding to a legal, administrative, judicial or regulatory action, claim, or suit relating to the Fund; (viii) ad hoc expenses directly related to the Fund incurred at the specific request of the Board of Trustees; (ix) reasonable travel and related expenses incurred in connection with the Fund’s investment activities; and (x) any fees and expenses in connection with seeking the SEC’s approval of any exemptive relief (or amending existing exemptive relief) contemplated in connection with the Investment Manager’s management of the Fund.

(c)       Subject to Section 8 (including the exculpation provisions therein), the Fund shall pay reasonable expenses incurred by the Investment Manager, as such expenses are incurred, in responding to a legal, administrative, judicial or regulatory action, claim, or suit resulting from the actions or omissions of the Fund or Investment Manager, but to which the Investment Manager is not a party.

(d)      The Investment Manager may voluntarily or contractually absorb certain Fund expenses.

(e)       To the extent the Investment Manager incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Investment Manager for such costs and expenses, except to the extent the Investment Manager has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Investment Manager, the Investment Manager shall be entitled to recover costs from the Fund to the extent of the Investment Manager’s actual costs for providing such services. In determining the Investment Manager’s actual costs, the Investment Manager may take into account an allocated portion of the salaries and overhead of personnel performing such services.

5.       COMPENSATION OF THE INVESTMENT MANAGER.

(a)       Investment Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay the Investment Manager compensation at an annual rate of 1.00% payable monthly in arrears, accrued daily based on the Fund’s average daily net assets, and will be due within ten (10) business days after the end of the month. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund.

(b)       For purposes of calculating the compensation for any month, net assets will be calculated prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the compensation payable to the Investment Manager for that month. In the case of a partial month, compensation will be based on the number of days during the month in which the Investment Manager provided services to the Fund. Compensation will be paid to the Investment Manager before giving effect to any repurchase of interests in the Fund effective as of that date.

(c)       The Investment Manager may, in its discretion and from time to time, reduce any portion of the compensation due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments.

(d)       All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

6.       BOOKS AND RECORDS. The Investment Manager shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein and as required by applicable law or regulation or as may be necessary for the Investment Manager to supply to the Fund or the Board the information required to be supplied under this Agreement. The Investment Manager will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Board such periodic and special reports as the Board may reasonably request. The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Manager on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request, provided that the Investment Manager may make and retain copies of such records.

Notwithstanding anything else to the contrary herein, the Investment Manager shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent and in a manner permitted by law. Further, for the avoidance of doubt, the Investment Manager shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

7.       STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8.        LIMITATION OF LIABILITY AND INDEMNIFICATION OF INVESTMENT MANAGER.

(a)       In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Investment Manager and any owner, partner, member, manager, director, officer or employee of the Investment Manager, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b)       The Fund shall indemnify, to the fullest extent permitted by law, the Investment Manager, or any owner, partner, member, manager, director, officer or employee of the Investment Manager, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

(c)       The Investment Manager shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) to which the person may be liable that arises in connection with the performance of services to the Investment Manager, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Investment Manager. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

9.       PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, directors, officers, agents, and interest holders of the Investment Manager are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Investment Manager, provided the Investment Manager has broker-dealer affiliates, if approved by the Board, subject to the rules and regulations of the SEC.

10.       AUTHORITY; NO CONFLICT. The Investment Manager represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

11.       FUND REPRESENTATIONS. The Fund represents, warrants and agrees that: it has all requisite power and authority to enter into and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which the Fund or any of its affiliates are a party.

11.       LICENSE OF INVESTMENT MANAGER’S NAME. The Investment Manager grants to the Fund a non-exclusive license to use the name “CIBC” and corresponding trademarks of the Investment Manager (the “Name”) as part of the name and trademark of the Fund for so long as the Investment Manager or one of its approved affiliates serves as the investment manager of the Fund. The foregoing authorization by the Investment Manager to the Fund to use the Name is not exclusive of the right of the Investment Manager itself to use, or to authorize others to use, the Name. The Fund acknowledges and agrees that, as between the Fund and the Investment Manager, the Investment Manager has the right to use, or authorize others to use, the Name. The Fund shall (1) only use the Name in a manner consistent with uses approved by the Investment Manager; (2) adhere to such specific quality control standards as the Investment Manager may from time to time promulgate; and (3) protect the reputation and goodwill of the Name.

The Investment Manager shall have the right to require the Fund to cease using the Name as part of the Fund’s name, and for all other purposes for which the license is granted hereunder, if the Fund ceases, for any reason, to employ the Investment Manager or one of its approved affiliates as the Fund’s investment manager. Thereafter, the Fund will not transact any business using the Name; provided, however, that to the extent required by law, regulation or regulatory guidance, the Fund may continue to make reference to the prior name of the Fund in its prospectuses, regulatory filings, marketing materials and similar documents, and the Fund may continue to use any supplies of prospectuses, marketing materials and similar documents that the Fund had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund. Notwithstanding the foregoing, if the Fund is required to cease using the Name, the Fund shall be permitted a reasonable transition period, not to exceed 60 days (or such longer period as may be agreed by the Investment Manager in writing or required by applicable law or regulation), to effectuate all necessary changes to its name, branding, documents, and materials to comply with the requirements of this Section 11.

The parties agree that the Name, the names of any affiliates of the Investment Manager and any derivative or logo or trademark or service mark or trade name are the valuable property of the Investment Manager and its affiliates. If the Fund makes any unauthorized use of the Name or related derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Investment Manager shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Investment Manager shall be entitled to injunctive relief, as well as any other remedy available under law.

12.       DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years after the Effective Date, and thereafter may continue in effect only if such continuance is specifically approved as required under the 1940 Act or any exemptive order issued by, or guidance, interpretation, or position of the staff of, the SEC with respect thereto; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of a majority of members of the Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Investment Manager, or by the Investment Manager at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment.

As used in this Section 12, the terms “assignment” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptive orders or no action letters as may be granted by the SEC or its staff under said Act.

13.       NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or by email addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

CIBC Private Wealth Advisors, Inc.
181 West Madison Street, 36th Floor
Chicago, IL 60602

Phone: (312) 368-7700

Email: [       ]

If to the Fund:

CIBC Private Lending Strategies

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street
Milwaukee, WI 53212

Facsimile: (414) 299-2178

Telephone: (414) 299-2000

Email: [       ]

14.       SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.       GOVERNING LAW. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act, respectively, and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act or the Advisers Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

CIBC PRIVATE LENDING STRATEGIES

By:
Title:

CIBC PRIVATE WEALTH ADVISORS, INC.

By:	Ohm Srinivasan
Title	Managing Director

Date: